Exhibit 99.1

             THE WILLIAM CARTER COMPANY ANNOUNCES OFFERING OF SENIOR SUBORDINATED NOTES TO PARTIALLY FINANCE THE PREVIOUSLY
                ANNOUNCED ACQUISITION BY BERKSHIRE PARTNERS LLC

MORROW, GA, July 27, 2001: The William Carter Company ("Carter's") today announced that it intends to raise approximately $175 million gross proceeds through an offering of Senior Subordinated Notes due 2011. The net proceeds from the offering would be used to partially fund the previously announced acquisition of Carter's by Berkshire Partners LLC, including the planned optional redemption by Carter's of its outstanding $100 million aggregate principal amount of 10 3/8% Senior Subordinated Notes due 2006, which would require the payment by Carter's of principal, accrued interest and the applicable redemption premium. The note offering and the planned redemption are subject to market and other conditions including, without limitation, the closing of the acquisition transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the 2011 notes, nor a notice of redemption under the indenture governing the 2006 notes. The 2011 notes to be offered have not been, and will not be, registered under the Securities Act of 1933 or any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements involve a number of risks, uncertainties, and other factors including the failure to close the acquisition transaction and potential changes in market conditions that could cause actual results to differ materially.